UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2013

OCWEN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	1-13219	65-0039856
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Boulevard, 6th Floor

Atlanta, Georgia 30319

(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 682-8000

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)        Election of Directors

Effective March 11, 2013, the Board of Directors of Ocwen Financial Corporation (“Ocwen”) appointed Wilbur L. Ross, Jr. as an additional member to the Board of Directors. Mr. Ross has also been appointed to serve on the Compliance Committee of the Board of Directors, a standing committee of the Board of Directors established in February 2013. Mr. Ross is currently the Chairman and Chief Executive Officer of WL Ross & Co. LLC, a private equity firm.

Mr. Ross is eligible to participate in all compensation plans applicable to non-employee members of the Board of Directors, as described in Ocwen’s 2012 Proxy Statement and revised by the Board of Directors in August 2012. In accordance with the compensation program for non-employee directors, Mr. Ross is eligible to receive an annual retainer of $50,000, an annual award of restricted shares of common stock with a fair market value on the date of election (or re-election) of $60,000 pursuant to Ocwen’s 1996 Stock Plan for Directors (provided he satisfies the attendance requirements of the Board of Directors) and reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors and its Committees.

On December 27, 2012, Ocwen completed the merger of O&H Acquisition Corp., a wholly-owned subsidiary of Ocwen, and Homeward Residential Holdings, Inc. (“Homeward”), substantially all of the outstanding stock of which was owned by certain private equity firms that are ultimately controlled by WL Ross & Co. LLC (the “Funds”). Upon consummation of the merger, Homeward continued its existence as a wholly-owned subsidiary of Ocwen. In the merger, Ocwen acquired mortgage servicing rights (“MSRs”) for approximately 421,000 residential mortgage loans with UPB of approximately $77 billion as well as Homeward’s existing origination platform and certain other ancillary businesses. As consideration for the merger, Ocwen paid an aggregate purchase price of approximately $766 million, of which approximately $604 million was paid in cash and $162 million was paid in 162,000 shares of Series A Perpetual Convertible Preferred Stock of Ocwen issued to the Funds, that will pay a dividend of 3.75% per annum on a quarterly basis (the “Preferred Shares”). Each Preferred Share, together with any accrued and unpaid dividends, may be converted into shares of Ocwen common stock at the option of the holder at a conversion price equal to $31.79. Mr. Ross is the Chairman and Chief Executive Officer of WL Ross & Co. LLC and Invesco Private Capital, Inc. and the managing member of El Vedado, LLC, each of which directly or indirectly controls the Funds. Mr. Ross had also previously been appointed as a board observer of the Board of Directors of Ocwen by the holders of the Preferred Shares.

A copy of the press release announcing Mr. Ross’ appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a) – (c)	Not applicable.

(d)	Exhibits:

99.1 Press release of Ocwen Financial Corporation dated March 13, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OCWEN FINANCIAL CORPORATION
(Registrant)

Date: March 14, 2013	By:	/s/ John V. Britti
John V. Britti
Executive Vice President & Chief Financial Officer
(On behalf of the Registrant and as its principal financial officer)

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